
                                                                                                 State of
                                                                               Percentage      Incorporation
                                                                                   of               or
             Parent                                Subsidiary                   Ownership      Organization
-----------------------------            ----------------------------          ----------     --------------

MFS Financial, Inc.                      Mutual Federal Savings Bank              100%        United States
Mutual Federal Savings Bank              First M.F.S.B. Corporation               100%           Indiana
Mutual Federal Savings Bank              Third M.F.S.B. Corporation               100%           Indiana
